NORTHGATE PROPERTIES, LLC – RT LOGIC Tract TT2, LLC

PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”), dated 28 April, 2005 (the “Effective Date”), is among NORTHGATE PROPERTIES, LLC, a Colorado limited liability company (“Seller”), on the one hand, and RT Logic Tract TT2, LLC, a Colorado Single Member LLC Owned by Real Time Logic, Inc., (“Buyer”), on the other hand. Northgate is referred to herein as the “Seller.”

RECITALS

A.    Seller owns a development in the City of Colorado Springs (the “City”), County of El Paso and State of Colorado commonly known as “Northgate”;

B.    Buyer and Seller now desires to enter into this Agreement to sell to Buyer certain land within the Northgate Property comprising a total of approximately 10 acres and being more particularly described on Exhibit A attached hereto (collectively the “Property”). Buyer desires to enter into this Agreement to purchase the Property from Seller, all pursuant to the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and the sum of $35,000.00 as earnest money deposit as discussed in Section 1.1 below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

I. PURCHASE OF PROPERTY

Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller, on the terms and conditions of this Agreement.

1.1    Deposit. Within five (5) business days after the execution of this Agreement, Buyer shall deliver the sum of $35,000.00 as earnest money to Security Title, 1277 Kelly Johnson Blvd., Suite 100, Colorado Springs, Colorado 80920 (the “Title Company”). Title Company shall deposit these funds in an interest-bearing account. The $35,000.00 in earnest money and all interest earned thereon are referred to in this Agreement as the “Deposit.” As provided in Section 4.4 hereof, the Deposit shall not be refundable to Buyer except in the event of a default by Seller, termination of this Agreement as provided herein, and except as otherwise specifically provided in this Agreement. The Deposit shall apply to the purchase price for the Property.

1.2    Purchase Price. Seller shall sell and Buyer shall purchase the Property on the terms and conditions of the Agreement for a total price of $2,259,239.40 (the “Purchase Price”). The Purchase Price shall be paid as follows: (a) by cashier’s check or wire transfer of funds at Closing, credited for the Deposit and adjusted for real property taxes as provided below in Section 3.2(c).

1.3    Property. Approximately 10 acres as described on Exhibit A attached hereto. The Property is identified as Tract TT2 on that preliminary survey by J.R. Engineering dated December 6, 2004. The Property is subject to certain easements and rights of way yet to be recorded, as well as matters currently of record, all of which are subject to Buyer’s review and approval.

II. SURVEY AND TITLE

2.1    Survey. Within 30 days after the Effective Date, Seller, at its expense, shall obtain and provide to Buyer an ALTA/ACSM land title survey of the Property (the “Survey”). The Survey shall be certified to Buyer, Seller, and Title Company and shall include a certification of the total gross square footage and acreage of the Property. The Survey shall also include items 1, 2, 3, 6, 8, 10, 11, 13, 14, 15 and 16 from ALTA/ACSM Table A, as well as any significant observations by the surveyor not otherwise disclosed.

2.2    Title Commitment. Within ten (10) days after the Effective Date, Seller, at its expense, shall furnish Buyer with a commitment for owner’s title insurance for the Property issued by Title Company, committing to insure fee title to the Property in Buyer in the amount of the Purchase Price under an ALTA Owner’s Policy of Title Insurance (Form B-1970) (the “Commitment”). Seller shall deliver to Buyer with the Commitment, the best available copies of any recorded instruments identified in the Commitment, including all exceptions to title (which documents, together with the Commitment, are referred to as the “Title Documents”). The Commitment shall commit to delete standard printed exceptions from the owner’s title policy. The Commitment shall also include a tax certificate.

2.3    Objections to Title. If title to the Property is subject to exceptions, including without limitation those identified in this Agreement, that are not acceptable to Buyer, Buyer shall deliver a notice of objections to Seller within the Inspection Period (as defined in Section 4.2 below), or, if later, within ten (10) days after Buyer has received any endorsement to the Commitment or any other notice disclosing new exceptions to title. If Buyer does not deliver a notice of objections within the Inspection Period or such ten day period, as applicable, Buyer shall be deemed to have accepted and approved all exceptions and waived all objections to title, and all exceptions will be deemed Permitted Exceptions, as defined in Section 2.4 below. If Seller receives timely written notice from Buyer of a defect of title or Buyer’s objection to any title matter, Seller shall have the right, in its sole and absolute discretion, to: (a) correct or cure the defect of title or other Buyer objection, (b) with Buyer’s written consent, obtain title insurance coverage over the defect of title or Buyer objection through title policy endorsement or otherwise, or (c) notify Buyer that Seller does not intend to cure or insure over the defect of title or Buyer objection. Seller shall notify Buyer in writing as to what steps, if any, Seller is willing to undertake to address Buyer’s objections. In the event an endorsement is agreed to and provided as contemplated by item (b) above, then upon the Title Company committing to issue such endorsement, the matter objected to shall be deemed a Permitted Exception, as defined below.

If Seller is unable or unwilling to obtain such endorsement and fails to otherwise satisfy Buyer, or if Seller and Buyer do not agree upon a resolution of Buyer’s title objections within ten days after Buyer has received Seller’s response to Buyer’s notice of objections, then Buyer may, as its sole remedy and within five days after Buyer has received Seller’s response to Buyer’s notice of objections: (i) terminate this Agreement by delivery of written notice to Seller within such five day period, in which case this Agreement shall be deemed terminated, the Deposit shall be promptly returned to Buyer, and neither party shall have any further rights or obligations hereunder, except as expressly set forth herein; or (ii) waive any or all objections to title made in Buyer’s notice of objections. In the event that (a) Buyer has made title objections; (b) Buyer and Seller have not agreed upon a resolution of Buyer’s title objections; and (c) Buyer does not deliver notice of termination to Seller within such ten day period, Buyer shall be deemed to have waived any objection to the matters described in Buyer’s written notice of objection and all such matters shall thereafter be deemed Permitted Exceptions.

2.4    Title Conveyed and Title Policy. Title to the Property shall be conveyed subject to real property taxes for the year of Closing, the Seller Business Covenants and the Commerce Park Covenants (each defined in Article VIII below), the Amended and Restated Annexation Agreement for Seller and the Seller Pump Station Agreement, and all other exceptions accepted or waived by Buyer as provided in Section 2.3 above (collectively referred to as the “Permitted Exceptions”). Promptly after the Closing, Seller shall, at Seller’s expense, deliver to Buyer an owner’s title policy for the Property consistent with the Commitment in the amount of the Purchase Price for the Property, subject only to the Permitted Exceptions, with standard printed and creditors’ rights exceptions deleted, and with access and zoning endorsements included.

2.5    No Water Rights. Seller and Buyer each understand, acknowledge and agree that the Property will be served by City water and does not include any water rights, ditch rights, well rights or reservoir rights which have been or are currently used in connection with the Property, or any rights or interests in or to any groundwater underlying the Property. Seller does not own and is not committing to convey to Buyer any water rights or interests appurtenant to the Property.

III. CLOSING

3.1    Time and Place. The closing of Buyer’s acquisition of the Property (the “Closing”) shall be at the offices of Title Company in Colorado Springs, Colorado, at a time agreed upon by the parties. The Closing for the Property will occur within ten (10) business days after the expiration of the Due Diligence Period or after Buyer obtains or receives the last of the final Governmental Approvals, whichever occurs last, but no later than 120 days from the Effective Date.

3.2    Procedure. At the Closing, the following shall occur:

a) Seller shall convey the Property, by platted description, to Buyer by special warranty deed, subject only to Permitted Exceptions.

b) Buyer shall deliver to Title Company for the benefit of Seller the Purchase Price, credited for the Deposit and adjusted for real property taxes as provided below, and other funds, if any, required to be paid by Buyer in order to close the purchase of the Property. Such funds shall be paid by cashier’s check or by wire transfer of funds.

c) Real property taxes on the Property for the year of the Closing, due and payable the following year, shall be prorated to the date of the Closing on the basis of the most recently available assessment and mill levy. This proration shall be considered a final settlement of the real property taxes.

d) Buyer and Seller shall execute and deliver such other documents as are customarily executed and delivered by the parties at commercial real estate closings in Colorado Springs, Colorado, including, but not limited to, settlement statements, tax proration agreements, Title Company’s closing instructions and mechanic’s lien affidavits.

e) Seller shall provide Colorado Department of Revenue Form DR 1083, and affidavit of non-foreign status pursuant to Section 1445 of the Internal Revenue Code, and a Form 1099S.

f) Seller shall deliver possession of the Property being purchased by Buyer, subject only to the Permitted Exceptions.

3.3    Closing Costs. Buyer shall pay all costs and fees relating to Buyer’s financing, costs of obtaining additional special endorsements to the owner’s title policy requested by Buyer, any mortgagee title policy, Buyer’s attorneys’ fees and the documentary and recording fees payable upon recording of the deed and any deed of trust. Any fees charged by Title Company as escrow agent shall be divided equally between the parties. Seller shall pay all other customary closing costs and its own attorneys’ fees.

3.4    Governmental Approvals. Buyer and Seller agree that this Agreement is contingent upon Buyer obtaining or receiving the following Governmental Approvals, and that if any such Governmental Approvals are not obtained within sixty (60) days of the Effective Date or as outlined below, Buyer may either (a) waive the requirement for such Governmental Approvals or (b) terminate this Agreement by written notice to Seller that any such Governmental Approvals have not been obtained. Buyer and Seller agree, as the case may be, to reasonably, promptly, diligently and expeditiously pursue such Governmental Approvals after the Effective Date:

a) Platting. Seller shall, at Seller’s expense, engineer and apply for and obtain final platting approval platting the Property as a separate lot, consistent with Exhibit A attached hereto, and Sybilla Road, all on terms and provisions reasonably acceptable to Buyer. Seller shall obtain final plat and Buyer shall pay all City of Colorado fees and charges relating to or required as a result of such platting, including without limitation bridge and drainage fees and charges.

b) Zoning. Seller shall, at Seller’s expense, apply for and obtain or confirm that the Zoning of the Property is PIP1 or such other zoning classification, in each case as is reasonably acceptable to Buyer.

c) Building. Buyer shall, at Buyer’s expense, apply for and obtain such preliminary City approvals and permits as it deems necessary or appropriate for its projected buildings and improvements on the Property.

d) Architectural Control. Buyer shall, at Buyer’s expense, apply for and obtain such architectural control committee approvals, if any is provided for or required, as it deems necessary or appropriate for its projected grading, buildings and improvements on the Property.

e) Pond. Seller, at Seller’s expense, shall apply for and obtain all final City approvals for the pond described in Section 7.4 hereof.

f) Drainage. Buyer shall, at Buyer’s expense, apply for and obtain such preliminary City approvals and permits as it deems necessary or appropriate for grading and drainage on the Property.

Buyer shall have the right to file any petitions for such approvals as Buyer deems necessary or appropriate. Seller shall fully cooperate with Buyer, execute all necessary consents and other documents and attend any necessary meetings with governmental officials, boards, commissions, city councils, etc., in connection with the Government Approvals. In the event the Government Approvals are not obtained within the time periods stated above, Buyer may extend such approval date for an additional sixty (60) days or whatever time period is required to obtain the Government Approvals by providing Seller written notice of such extension within five (5) business days after the expiration of the original approval period.

IV. Inspection of Property

4.1    Inspection Items. Within ten (10) days after the Effective Date, Seller shall deliver to Buyer copies (to the extent in Seller’s possession or custody or control) of all information, plans, studies, tests and reports including without limitation, those with respect to soils, traffic, survey, environmental conditions, drainage, land use, title policies, development, geohazard, engineering and recorded or unrecorded governmental documents, easements and all other documents as or relating to the Property. If Buyer does not close, all other copies shall be returned to Seller.

Attached is the form (Exhibit B) which Seller shall deliver to Buyer to be completed by Seller to the best of Seller’s current actual knowledge as to a list by Seller of all fees and assessments associated with the Property that are due, have been paid, or are expected, to the City of Colorado Springs (“City”).

4.2    Inspection Period. Buyer shall have from the Effective Date through 5:00 p.m. Colorado Springs, Colorado time on the date which is sixty (60) days after the later of the Effective Date and the ROFO Termination Date described in Section 4.5 below (the “Inspection Period”), within which to determine whether or not the Property is suitable for Buyer’s intended use, which determination shall be in Buyer’s sole discretion. On or before the end of the Inspection Period, Buyer shall provide written notice to Seller indicating that: (i) Buyer has determined that all inspections are suitable and Buyer has elected to proceed with the purchase of the Property; (ii) Buyer is dissatisfied with certain aspects of its inspection and is willing to proceed with the purchase of the Property only so long as Seller is willing to comply with Buyer’s request to satisfy certain conditions, as specified in such written notice; or (iii) Buyer is dissatisfied with certain aspects of its inspection and is electing to terminate the Agreement. Buyer’s failure to provide such written notice will conclusively be deemed to be Buyer’s election of item (i) above.

In the event that Buyer’s written notice indicates that Buyer has selected item (iii) above, then this Agreement shall be deemed terminated, the Deposit shall be promptly returned to Buyer, and neither party shall have any further rights or obligations hereunder, except as expressly set forth herein. In the event that Buyer’s written notice indicates that Buyer has selected item (ii) above, the parties may, in their sole and absolute discretion, enter into an amendment to this Agreement setting forth the conditions of Seller’s compliance in satisfaction of Buyer’s objections. If Buyer and Seller are unable to reach agreement as to Seller’s compliance in satisfaction of Buyer’s objections and such amendment has not been completed within ten days after Buyer has delivered its written notice to Seller, then Buyer may either (a) waive its objections and proceed in accordance with the terms of this Agreement to the Closing, or (b) terminate this Agreement by written notice to Seller given within ten days after the end of such ten day period, in which case this Agreement shall be deemed terminated, the Deposit shall be promptly returned to Buyer, and neither party shall have any further rights or obligations hereunder, except as expressly set forth herein. Buyer’s failure to provide written notice of its intention to terminate this Agreement shall be deemed Buyer’s election of item (a) above.

4.3    Access to Property. During the Inspection Period, Buyer and its agents and representatives shall have access to the Property to conduct a physical inspection and to conduct such testing, including without limitation core drilling and soils reports, geohazard, environmental site assessments (“ESA”), and other testing as Buyer deems appropriate. Until the Closing, Buyer shall not materially alter the existing condition of the Property. Buyer hereby, protects, defends, indemnifies and holds Seller harmless from and against any and all losses, costs, demands, damages, claims, suits, liabilities or expenses (including, without limitation, lien and personal injury claims, settlement and reasonable attorneys’ fees) which arise from or are otherwise in any way related to such entry and work, and which may be asserted against Seller or any portion of the Property.

4.4    Deposit Becomes Non-Refundable. If Buyer elects not to terminate this Agreement pursuant to the provisions of Article II, Section 3.4 or this Article IV, then

Seller and Buyer agree that the Deposit shall thereafter become forfeited and non-refundable, but shall remain applicable to the Purchase Price. As used herein, “forfeited and non-refundable” shall mean that Buyer shall not be entitled to a refund of any portion of the Deposit for any reason whatsoever, save and except for (a) Seller’s breach of its obligations hereunder, or (b) Seller’s or Buyer’s termination of this Agreement pursuant to any of its rights under this Agreement where a return of the Deposit is expressly provided for.

4.5    Progressive Insurance Right of First Offer. Progressive Insurance has a right of first offer on the property, pursuant to an alleged prior oral agreement between it and the Seller’s predeccessor. Seller will provide Buyer, as soon as it is available, with written documentation of Progressive Insurance’s rejection of any interest or right to purchase the property, and if such is not received by Buyer on or before May 16, 2005 (“ROFO Termination Date”), Buyer shall have the right to terminate this Agreement by written notice to Seller, in which case the Deposit shall be promptly returned to Buyer, and neither party shall have any further rights or obligations hereunder.

V. REPRESENTATIONS AND WARRANTIES

5.1    Seller’s Representations and Warranties. As of the Effective Date and as of the date of the Closing, Seller hereby represents and warrants to Buyer to the best of Seller’s actual knowledge (inquiring or investigation) and subject to Section 6.1 hereof, that:

a) Seller is authorized to enter into this Agreement, has full right, power and authority to sell, convey and transfer the Property to Buyer as provided in this Agreement and to carry out Seller’s obligations under this Agreement. This Agreement and all documents executed by Seller that are to be delivered prior to or at the Closing have been duly authorized and have been (or when executed and delivered, will be) duly executed and delivered by Seller and are (or, when executed and delivered will be) legal, valid and binding obligations of Seller.

b) The execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby, will not result in any breach of or constitute any default under any agreement or other instrument to which Seller is a party or by which Seller or any part of the Property might be bound.

c) Seller is aware of the provisions of the Deficit Reduction Act of 1984, 26 U.S.C. Section 1445, et seq., and the Internal Revenue Service regulations implementing said Act referring to the withholding tax on the disposition of United States real property interests by foreign persons and foreign corporations, and Seller is not a foreign person or corporation as defined by said Act and regulations.

d) There are no legal or administrative proceedings pending or to the best of Seller’s actual knowledge, without inquiry or investigation, threatened against or affecting Seller, that may adversely affect its legal authority or financial ability to perform its obligations under this Agreement.

e) There are no outstanding assessments currently payable to the Seller Business Owners Association.

f) Seller, without diligence, inquiry or investigation, has no actual knowledge or actual notice of any storage, contamination, dumping or spillage of any hazardous or toxic materials, wastes or substances upon, on or under the Property, or any other environmental issues relating to the Property.

g) All utilities required for the operation of any future improvements to be made on the Property including water, sanitary sewer, storm sewer, phone, natural gas, high speed internet, and electric will be installed as provided by the City or pursuant to this Agreement, or are available to the Property at the current terminus of Sybilla Boulevard, and will be installed by Seller at Seller’s expense to the Property’s perimeter as provided in Section VII hereof, and all such utilities are and will be available to the Property through adjoining public streets or through adjoining private land in accordance with valid public or private easements that will inure to the benefit of Buyer.

h) The person signing this Agreement has the full right, power and authority to enter into this Agreement on behalf of Seller.

i) Except as provided herein, Seller will not enter into any agreement, contract, covenants, or take any action that would constitute an encumbrance of the Property, that would bind Buyer or the Property after the Closing, or that would be outside the normal scope of maintaining and operating the Property, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

j) No notice has been received by Seller from any insurance company that has issued a policy with respect to the Property or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any work.

k) There are no unpaid bills other than those by, through or under Buyer for work performed on the Property or materials delivered to the Property that would give rise to the creation of any mechanic’s or materialmen’s lien against the Property.

l) Sybilla Boulevard has been and will be installed and dedicated as a public street, to the Property’s boundaries so the Property will abut and will have access to.

m) To the best of Seller’s knowledge, there are no current, proposed, pending, or imminent assessments or special taxing districts against or affecting the Property or the owners thereof.

n) There is no proposed, pending, or imminent condemnation of all or any part of the Property.

o) To the best of Seller’s knowledge, there is no violation of any zoning, planning, environmental, use, building and/or land use rules, laws, regulations, codes, covenants, administrative and judicial orders, requirements or ordinances affecting the Property.

p) There are no proposed, pending, or imminent litigation, claims, actions, or proceedings regarding or affecting the Property.

q) There are no underground storage tanks on, in, or under the Property.

r) Other than the Permitted Exceptions, there are no service contracts, licenses, franchise agreements, management agreements or other contracts or agreements affecting any of the Property which extend beyond the Closing that are not terminable at will, without liability.

s) Seller has not received any written notice of, any inaccuracy in the documents and reports delivered to Buyer concerning the Property.

t) Seller has not received any written notice of, any material faults, defects or matters which would detract from the value, affect the marketability, or materially interfere with or materially increase the costs of Buyer’s intended development of the Property.

u) Except as disclosed by Buyer’s Phase 1, Seller has no written notice of any radon, lead-based paint, underground storage tanks, or hazardous or toxic materials, wastes, or substances or contamination in, on, or under the Property in violation of applicable environmental laws.

v) During the Inspection Period, and if this Agreement is not terminated as a result thereof, until Closing, Seller shall not offer the Property to, nor negotiate with, any other person, party or entity, except as set forth in Section 4.5 hereof.

w) Seller has received no written notice of any actions, proceedings, investigations (whether conducted by any judicial or regulatory body or any other person) pending or, to the knowledge of Seller, threatened, that question the validity of this Agreement or any action taken, or to be taken, that might, individually or in the aggregate, materially adversely affect the Property, or materially impair the right or the ability of Seller to perform its obligations under this Agreement.

x) Seller has received no written notice that it is in violation of any term of any agreement, instrument, judgment, decree, or, to the knowledge of Seller, any order, statute, rule or governmental regulation applicable to it, that adversely affects the Property. The execution, delivery and performance of, and compliance with, the Agreement by Seller will not be in conflict with or constitute a default under any term of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to Seller.

y)	The Property will, at Closing, consist of one (1) existing, legal lot.

5.2    Buyer’s Representations and Warranties. As of the Effective Date and as of the date of the Closing, Buyer hereby represents and warrant to Seller that:

a) This Agreement and all documents executed by Buyer that are to be delivered prior to or at the Closing have been duly authorized and have been (or, when executed and delivered, will be) duly executed and delivered by Buyer and are (or, when executed and delivered will be) legal, valid and binding obligations of Buyer.

b) Neither the entering into of this Agreement nor the consummation or the transaction contemplated hereby will constitute a violation or breach by Buyer of any contract or other instrument to which Buyer is a party, or to which it is subject or by which any of its assets or properties may be affected, or of any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in an violation of any applicable law, order, rule or regulation of any governmental authority affecting Buyer.

c) To the best of Buyer’s actual knowledge, without inquiry or investigation, there is no action, suit or proceeding pending or threatened against Buyer which would affect Buyer’s ability to enter into or consummate this Agreement.

VI. CONDITION OF PROPERTY; DISCLAIMER OF WARRANTIES

6.1    As Is With All Faults. Seller and Buyer each expressly understand, acknowledge and agree that, except as otherwise specifically set forth in this Agreement:

a) Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (ii) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon; or (iii) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; and Seller specifically disclaims any representations regarding compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of asbestos or any hazardous substances, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and regulations promulgated thereunder.

b) Seller has made no representations or warranties concerning the condition of soils on the Property, drainage conditions on the Property or any other matter pertaining to the physical condition of the Property. Buyer is solely responsible for making such investigations concerning the soils, drainage and other physical conditions on the Property as it deems necessary or appropriate, and covenants that it will undertake all such inspection and investigations, and, except as otherwise set forth in this Agreement, Buyer shall rely entirely on its own investigations concerning such matters. This Agreement is not contingent in any way on the condition of the soils or other conditions existing on the Property, except pursuant to Sections 3.4 and 4.2 above. If this Agreement is not terminated pursuant to Section 4.2 above, then, except as otherwise set forth in this Agreement, Buyer shall purchase the Property “AS IS AND WITH ALL FAULTS” at the time of Closing. Subject to the foregoing, Buyer, for itself and its successors and assigns, hereby waives and relinquishes forever any and all claims it may have relating to the condition of the soils and drainage on the Property or any other physical conditions on the Property.

c) Buyer has been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller other than information referred to in this Agreement.

d) Any information provided or to be provided by or on behalf of Seller with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and, except as otherwise set forth in this Agreement, makes no representations as to the accuracy or completeness of such information.

e) Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person.

6.2    Radon. The Colorado Department of Health and the United States Environmental Protection Agency (“EPA”) have detected elevated levels of naturally occurring radon in structures in the Colorado Springs area. EPA has raised concerns with respect to adverse effects on human health of long-term exposure to high levels of radon. Buyer may conduct radon tests to determine the possible presence of radon in the Property and may conduct such other investigations and consult such experts as Buyer deems appropriate to evaluate radon mitigation measures that can be employed in the design and construction of improvements on the Property. Buyer shall rely solely upon such investigations and consultations and acknowledges that Seller has made no representation, express or implied, concerning the presence or absence of radon in the Property, the suitability of the Property for development or the design or construction techniques, if any, that can be employed to reduce any radon levels in improvements built on the Property; and Buyer, for itself and its successors and assigns, releases Seller from any liability whatsoever with respect to the foregoing matters.

VII. DEVELOPMENT OBLIGATIONS

7.1    Streets. Buyer shall be entitled to escrow at Closing pursuant to Section 7.8 hereof, the cost and expense to construct to the Property’s boundary line, and provide a fully-improved road extension, with sidewalks on the south side (except those provided for in Section 7.3 hereof), of Sybilla Boulevard providing direct access to the Property.

7.2    Utilities. Buyer shall be entitled to escrow at closing pursuant to Section 7.8 hereof, the cost and expense, water, sanitary sewer, storm sewer, phone, natural gas, high speed internet and electric lines have been or will be dedicated to the City and are or will be constructed and installed and located underground within public and/or private rights-of-ways adjacent to and to the property line of the Property. Buyer shall be responsible, at its sole cost and expense, for tapping into and extending utility lines from their then existing locations at the Property perimeter and to the improvements to be built on the Property, all as needed for Buyer’s development of and use of the Property, and for obtaining utility service from the City.

7.3    Sidewalks. Buyer, at its sole cost and expense, shall be responsible for installing sidewalks along all streets immediately adjacent to the Property and all sidewalks along streets constructed by Buyer within the Property, if and as required by the City.

7.4    Drainage. Buyer shall be entitled to escrow at closing pursuant to Section 7.8 hereof, the cost and expense for the proposed drainage detention basin. Buyer acknowledges that approximately 1 acre adjacent to the Property contains a proposed drainage detention basin. At such time as requested by the City, or as required for Buyer’s use, development or improvement of the Property, Seller, at Seller’s sole cost and expense, including without limitation all engineering, permit approvals, and other costs and fees, will construct the drainage detention facilities on approximately 1 acre in the location shown on Exhibit A. Such detention facilities will be constructed in accordance with the drainage plan and Development Plan for 26.7962 acres approved by the City, a copy of which will be provided to Buyer pursuant to Section 4.1 hereof. Buyer, at its sole cost and expense, shall provide all on-site drainage facilities required by Buyer’s Development Plan and any applicable drainage plans of Buyer approved by the City, in each case relating solely to the development of the Property. The drainage requirements or improvements on or off the Property shall not interfere with Buyer’s intended use and development of the Property. Buyer agrees to provide a drainage easement facilitating access to the drainage detention basin through the Property at no cost to Seller.

7.5    Grading. Buyer shall be responsible, at its sole cost and expense, for all grading to be performed on the Property. Before commencing any grading on any portion of the Property, Buyer shall submit a grading plan to the “Declarant” under the Commerce Park Covenants for its approval. Seller/Declarant will not unreasonably delay, withhold or condition its consent to any grading plan that is consistent with the drainage plan. At the present time, Seller is the acting Declarant under the Commerce Park Covenants. Buyer shall not commence grading until Buyer’s grading plan submitted for approval has been approved pursuant to such Covenants, and Buyer shall grade the Property in accordance with the respective plan approved by Declarant.

7.6    Construction of Improvements. Construction of all improvements contemplated for the Property shall be in accordance with the Commerce Park Covenants, each Development Plan, each Plat, all plans of Buyer approved by Declarant and Seller and all provisions of this Agreement. No substantial change in any document or plan approved by Declarant or Seller shall be made unless such change is submitted to and approved by the Declarant and Seller. Declarant shall approve, disapprove or grant conditional approval of Buyer’s building plans in accordance with the Commerce Park Covenants.

7.7    Timing. The improvements in this Article VII shall be promptly, diligently and expeditiously completed at such time as is requested or required by the City or other governmental entity with authority, or if earlier at such time as is requested or required for Buyer’s use, development or improvement of the Property.

7.8    Escrow. The cost of the improvements described in Sections 7.1, 7.2 and 7.4 shall be escrowed from Seller’s proceeds hereunder. Buyer and Seller shall agree upon such costs prior to closing and such escrow shall be 125 percent of the expected cost of the completion of such matter. The escrow shall be held by the title company under an escrow agreement signed by Buyer and Seller which shall specify the contractor, the completion dates, the required governmental approvals and other agreed provisions for Buyer’s benefit to assure such completion, including without limitation, Buyer’s ability to obtain and use the escrowed amounts to complete any such of those obligations that have not been timely completed. Any excess in the escrow after completion shall be paid to Seller.

VIII. COVENANTS

8.1    Covenants. As part of the Title Documents, Buyer will receive a copy of the Declaration of Covenants, Conditions, Restrictions and Easements for the Seller Business Properties recorded in the real property records of El Paso County, Colorado on June 19, 1998 under Reception No. 098084696 (the “Seller Business Covenants”), which encumber the Property. The Seller Business Covenants provide for an owners association known as the Northgate Business Owners Association (the “Association”) and the imposition of assessments to pay the cost of maintaining common areas, among other things. Prior to the Closing, the Property will be made subject to the Declaration of Covenants, Conditions Restrictions and Easements for Northgate Commerce Park recorded in the real property records of El Paso County, Colorado on April 16, 1999 under Reception No. 099059477 (the “Commerce Park Covenants”), a copy of which will be provided to Buyer with the Title Documents. The Commerce Park Covenants provide for the Association to impose assessments in order to pay for the cost of maintaining common areas owned by the Association. The Property will be subject to the Commerce Park Covenants, and Buyer agrees to comply with the Commerce Park Covenants.

8.2    Other Development. Other than the matters described in Section VII above, Buyer acknowledges that Seller has made no representations or warranties to Buyer concerning the development of any other property adjacent to or in the vicinity of the Property on which Buyer has relied.

IX. NAMES AND LOGOS

Except for directional and location identification purposes, neither the name “Northgate,” or any derivatives thereof, nor the logos associated with such name may be used in any way in connection with the Property or any promotion of it, unless Seller has given its prior written approval to such use.

X. BROKERS

Seller and Buyer each represent and warrant to the other that the only real estate broker involved in this transaction is Michael Payne Palmer, SIOR of NAI Highland Commercial Group LLC, who is entitled to a six percent (6%) commission, which shall be paid by Seller pursuant to a separate agreement, and that no other broker has been retained or dealt with by either of them in connection with the transaction contemplated by this Agreement, and each agrees to hold the other harmless from and indemnify the other against, any claim or demand for commission by any broker based on their respective acts.

XI. ASSIGNMENT

Buyer shall not have the right to assign all or any part of their interest or rights under this Agreement without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, except for an assignment to an affiliate. For purposes hereof, “affiliate” means any person or entity, which controls, is controlled by, is related to, or is under common control with, the Buyer. A person or entity shall be deemed to have control of or, related to another person or entity if such person or entity directly or indirectly or acting in concert with one or more persons and/or entities, or through one or more subsidiaries, owns, controls or holds with power to vote more than 50 percent of the voting shares or rights of such other entity, or controls in any manner the election or appointment of a majority of the directors, trustees or managers of another entity, or is the general partner in or has contributed more than 50 percent of the capital of such other entity.

XII. CONDEMNATION; CASUALTY

If, between the Effective Date and a Closing, any portion of the Property is taken in condemnation, Seller shall notify Buyer of that fact and Buyer shall have the option to terminate this Agreement and its obligations hereunder. The option to terminate contained in this Article XII must be exercised by written notice to Seller no later than ten business days after Buyer is notified in writing by Seller or others of the condemnation, the exact areas to be condemned, and the condemning authority’s appraised condemnation value. If Buyer exercises its option to terminate in accordance with this Article XII, the Title Company shall return the Deposit to Buyer and neither party shall have any further obligation hereunder. If Buyer does not exercise its option to terminate as provided in this Article XII, the Agreement shall continue in full force and effect. In such event, the Purchase Price shall be paid by Buyer at Closing without reduction, but Seller shall remit to Buyer all awards or other proceeds received by Seller as a result of the condemnation.

If, between the Effective Date and a Closing, the Property is materially damaged or destroyed by fire or other casualty, Seller shall notify Buyer of that fact and Buyer shall have the option to terminate this Agreement and its obligations hereunder. The option to terminate contained in this Article XII must be exercised by written notice to Seller no later than ten business days after Buyer is notified in writing by Seller or others of the casualty. If Buyer exercises its option to terminate in accordance with this Article XII, the Title Company shall return the Deposit to Buyer and neither party shall have any further obligation hereunder. If Buyer does not exercise its option to terminate as provided in this Article XII, the Agreement shall continue in full force and effect and Seller shall have no obligation to make any repairs or replacement of the Property, and shall assign and transfer to Buyer all right title and interest of Seller in and to any collected or uncollected casualty insurance which Seller may be entitled to receive from such damage. For purposes of this paragraph the Property shall be considered “materially damaged” if the cost of repair is in excess of $35,000.00.

XIII. DEFAULT AND REMEDIES

In the event of default by either party under this Agreement, Buyer and Seller agree as follows:

13.1    Default by Buyer. If Buyer shall materially default in the performance of its obligations hereunder, Seller’s sole and only remedy shall be to terminate this Agreement and to retain the Deposit as liquidated damages; provided, however, that such limitation upon Seller’s remedies against Buyer shall not apply with respect to: (i) Buyer’s indemnification obligations under Section 4.3 above, (ii) a breach of Buyer’s representations and warranties under Section 5.2 above, (iii) a breach of Buyer’s representations and warranties under Article VIII above, or (iv) any breach or default by Buyer following Closing.

13.2    Default by Seller. If Seller shall default in the performance of its obligations hereunder, Buyer shall have the right to either (a) terminate this Agreement and to obtain the return of the Deposit or (b) enforce this Agreement through an action for specific performance.

XIV. NOTICES

Any notice or other documents or materials required or permitted under this Agreement shall be deemed properly delivered when given as provided in this Section. Notices may be hand delivered, sent by United States mail, return receipt requested, with postage prepaid, or transmitted by electronic facsimile (i.e., fax). Notices shall be addressed and delivered as follows:

If intended for Seller, to:

Northgate Properties LLC

1295 Kelly Johnson Blvd., Suite 230

Colorado Springs, CO 80920

Telephone: (719) 531-0707

Facsimile: (719) 531-7622

with a copy to:

Anderson, Dude & Lebel, P.C.

Lenard Rioth

111 S. Tejon, Suite 400

Colorado Springs, CO 80903

Telephone: (719) 632-3545

Facsimile: (719) 632-5452

If intended for Buyer, to:

Real Time Logic

Sean J. Conway, COO

1042 Elkton Drive

Colorado Springs, CO 80907

Telephone: (719)598-2801

Facsimile: (719)598-2655

with a copy to:

Sparks Willson Borges Brandt & Johnson, P.C.

Christopher M. Brandt

24 So. Weber, Suite 400

Colorado Springs, CO 80903

Telephone: (719) 634-5700

Facsimile: (719) 633-8477

Any notice delivered by overnight carrier in accordance with this paragraph shall be deemed to have been duly given when delivered. Any notice which is hand delivered shall be effective upon receipt by the party to whom it is addressed. Either party, by notice given as above, may change the address to which future notices should be sent.

XV. INTERPRETATION OF AGREEMENT

15.1    No Recording. Neither party may record this Agreement or any memorandum of it.

15.2    Saturdays, Sundays and Holidays. If any payment or delivery of any document is required pursuant to any term of this Agreement to be made on the date which falls on a Saturday, Sunday or legal holiday in the State of Colorado, such payment or delivery shall be made on the first business day following such Saturday, Sunday or legal holiday. In calculating any period of time provided for in this Agreement, the number of days allowed shall refer to calendar and not business days, except where such days are specifically described as “business days.”

15.3    Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same instrument.

15.4    Effect of Agreement. All negotiations relative to the matters contemplated by this Agreement are merged herein and there are no other understandings or agreements relating to the matters and things herein set forth other than those incorporated in this Agreement. This instrument, together with the exhibits attached hereto, sets forth the entire agreement between the parties. No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party to be charged with such amendment, revocation or waiver. Subject to the provisions of Article XI, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective person representatives, heirs, successors and assigns.

15.5    Headings; Exhibits. The section and subsection headings contained in this Agreement are inserted only for convenient reference and do not define, limit or proscribe the scope of this Agreement or any exhibit attached hereto. All exhibits attached to this Agreement are incorporated herein by this reference.

15.6    Unenforceable Provisions. If any provision of this Agreement, or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall continue to be valid and enforceable to the fullest extent permitted by law.

15.7    Time of the Essence. Time is strictly of the essence with respect to each and every term, condition, obligation and provision of this Agreement, and the failure to timely perform any of the terms, conditions, obligations or provisions hereunder by either party shall constitute a breach of and a default under this Agreement by the party so failing to perform.

15.8    Waivers. No waiver by either party of any provision hereof shall be effective unless in writing or shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by either party of the same or any other provision.

15.9    Attorneys’ Fees and Costs. In the event of a dispute or litigation between Seller and Buyer arising out of the enforcement of or a default under this Agreement, the prevailing party shall recover its court costs and reasonable attorneys’ fees in an amount to be determined by the court. For purposes of this Section 15.9, the prevailing party shall be determined based on a consideration of which party is the most successful in the dispute/proceeding, taken as a whole

15.10    Governing Law; Construction of Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Seller and Buyer and their respective counsel have reviewed, revised and approved this Agreement. Accordingly, the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

15.11    Tax Free Exchange. At Seller’s option, so long as such does not delay Closing, does not require Buyer to hold title to any other property, and is without any cost, obligation or liability of or to Buyer, Buyer agrees to cooperate with Seller in closing the sale of the Property as a like-kind exchange under Section 1031 of the Internal Revenue Code. Such cooperation shall include, without limitation, the substitution by Seller of an intermediary (the “Intermediary”) to act in place of Seller as the Seller of the Property. If Seller so elects, Buyer agrees to accept all required performance from the Intermediary and to render its performance of all of its obligations to the Intermediary. Buyer agrees that performance by the Intermediary will be treated as performance by Seller and Seller agrees that Buyer’s performance to the Intermediary will be treated as performance to Seller. Notwithstanding the foregoing, Seller shall remain liable to Buyer for each and every one of the representations, warranties, indemnities and obligations of the Seller under this Agreement and Buyer may proceed directly against Seller without the need to join the Intermediary as a party to any action against Seller.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

NORTHGATE PROPERTIES, LLC

By:
Gary Erickson

Date:

BUYER:

RT Logic Tract TT2, LLC

By:
Sean J. Conway

Date:

Exhibit A

N60°37'10"E
1089
MOUSE LINE
N25°22'14"W
200.27'
N25°27'44"W
500.81'
140 PARKING
97 PARKING
77'-8"
127'-8"
PHASE I
25'-0"
2'-8"
25'-0"
127'-8"
13'-6"
3'-0"
77'-8"
20
20 20
20 20
19
21
17
20 20
20 20
S64°45'18"W
364'-7"
296'-4"

bobbyhill DESIGNS
219 WEST COLORADO AVE.
SUITE 309
COLORADO SPRINGS, CO.

SITE PLAN – PHASE I
SOFTWARE PARK
AT NORTHGATE
COLORADO SPRINGS, COLORADO
SCALE: NTS
04/19/05

RT Logic!®
Enabling Your Solutions
COLORADO SPRINGS, COLORADO

Exhibit B

The printed portions of this form, except differentiated additions, have been approved by the Colorado Real Estate Commission. (LC 38-5-04)

THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING.

SELLER’S PROPERTY DISCLOSURE

(VACANT LAND)

THIS DISCLOSURE SHOULD BE COMPLETED BY SELLER, NOT BY BROKER

If the Property Includes A Residence, attach Seller’s Property Disclosure (Residential) (LC-18-1-03).

Seller states that the information contained in this Disclosure is correct to the best of Seller’s CURRENT ACTUAL KNOWLEDGE as of this Date. Broker may deliver a copy of this Disclosure to prospective buyers.

Date:

Property Address:

Seller:

A.	USE AND ACCESS	Yes	No	Do Not Know	COMMENTS/EXPLANATION
1	Current use of the Property
2	Describe any access problems
3	Roads, driveways, trails or paths through the Property used by others
4	Public highway or country road border the Property
5	Encroachments, boundary disputes, unrecorded easements
6	Notice of zoning action related to the Property
7	Zoning violations, variances, conditional use or non-conforming use
8	Crops being grown on the Property
9	Seller owns all crops
10	Livestock on the Property
11	Any land leased from others ☐ State ☐ BLM ☐ Federal ☐ Private ☐ Other
12	Any part of the Property leased to others (written or oral)
13	Conservation Easement
14
15

B.	WATER AND SEWER	Yes	No	Do Not Know	COMMENTS/EXPLANATION
1

Type of water supply:    ☐  Public    ☐  Community

☐  Well    ☐  Shared Well    ☐  Cistern    ☐  None

☐  Other

If the Property is served by a well, supply to Buyer a copy of the well permit.

Well Permit #

Water Company Name:

2	Water tap fees paid
3	Water rights				If yes, identify:
4	Type of sanitary sewer service: ☐ Public ☐ Community ☐ Septic System ☐ None ☐ Other ☐ Tank ☐ Leach ☐ Lagoon
5	Sewer tap fees paid
6
7	-

C.	ENVIRONMENTAL CONDITIONS To Seller’s current actual knowledge, do any of the following conditions now exist or have they ever existed:	Yes	No	Do Not Know	COMMENTS/EXPLANATION
1	Hazardous materials on the Property, such as radioactive materials, toxic materials, asbestos, pesticides, wastewater and other sludge, radon, methane, or oil
2	Underground or above ground storage tanks
3	Underground transmission lines
4	Governmentally designated geological hazard or sensitive area
5	Environmental assessments, studies or reports done involving the physical condition of the Property
6	Sliding, settling, upheaval, movement or instability of earth, or expansive soil of the Property
7	Property used as, situated on, or adjacent to, a dump, land fill, or municipal solid waste land fill
8	Within governmentally designated Flood Plain area
9	Received any notice that a portion of the Property is a governmentally designated wetland area
10	Property used for any mining, graveling, or other natural resource extraction operations such as oil and gas wells
11	Diseased or infested trees or shrubs
12	Endangered species on the Property
13	Archeological features, fossils or artifacts on the Property
14	Mine shafts, tunnels or abandoned wells on the Property
15
16

D.

NOXIOUS WEEDS

The Colorado Weed management Act became law on January 1, 1992. The law requires that every county or municipality in Colorado adopt a weed management plan, outlining the rules governing identification and method of eradication. The State of Colorado has identified PURPLE LOOSESTRIFE, SPOTTED KNAPWEED, MUCK THISTLE, LEAFY SPURGE, CANADIAN THISTLE, DIFFUSE KNAPWEED, RUSSIAN KNAPWEED, DALMATION TOADFLAX and YELLOW TOADFLAX, among others, as noxious weeds.

	To Seller’s current actual knowledge, have any of the following occurred to the Property within the last 3 years:	Yes	No	Do Not Know	COMMENTS/EXPLANATION
1	Identification of noxious weeds
2	Subject to written weed control plan
3	Herbicides applied
4	Biological agents or insects released on any of the noxious weeds
5
6

E.	Other DISCLOSURES To Seller’s current actual knowledge, do any of the following conditions now exist:	Yes	No	Do Not Know	COMMENTS/EXPLANATION
1	Special assessments or increases in regular assessments approved by owners’ association but not yet implemented
2	Notice or threat of condemnation proceedings
3	Other legal action related to the Property
4	Government special improvements approved but not yet installed, which may become a lien against the property
5	Any part of the Property enrolled in any governmental programs such as Conservation Reserve Program (CRP), Wetlands Reserve Program (WRP), etc.
6
7

Seller and Buyer understand that the real estate brokers do not warrant or guarantee the above information on the Property. Property inspection services may be purchased. This form is not intended as a substitute for an inspection of the Property.

ADVISORY TO SELLER:

•	Failure to disclosure a known material defect may result in legal liability.

The information contained in this Disclosure has been furnished by Seller, who certifies to the truth thereof based on Seller’s CURRENT ACTUAL KNOWLEDGE. Any changes will be disclosed by Seller to Buyer promptly after discovery. Seller hereby receipts for a copy of this Disclosure.

Date:	Date:

Seller	Seller

ADVISORY TO BUYER:

•	Even though Seller has answered the above questions to the best of Seller’s current actual knowledge, Buyer should obtain expert assistance to accurately and fully evaluate the Property regarding use and access, water, sewer, other utilities, environmental and geological conditions, noxious weeds and other matters which may affect Buyer’s use of the Property. Valuable information may be obtained from various local/state/federal agencies, and other experts may perform more specific evaluations of the Property.

•	Boundaries, location and ownership of fences, driveways, hedges, and similar items may become matters of dispute. A survey may be used to determine such matters.

Buyer acknowledges that Seller does not warrant that the Property is fit for Buyer’s intended purposes or use of the Property. Buyer hereby receipts for a copy of this Disclosure.

Date:	Date:

Buyer	Buyer

A-5